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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
December 29, 2003

                         ASSISTED LIVING CONCEPTS, INC.
                     ANNOUNCES REFINANCE OF $88 MILLION DEBT

      Dallas, Texas, December 29, 2003 Assisted Living Concepts, Inc. (OTCBB.ASLC), a national provider of assisted living services, announced today the refinance of its Junior and Senior Notes and the secured loan provided by GE Capital, which have a total principal amount of approximately $88 million. The Jr. Notes were due to mature on January 2012, and would have converted to cash pay interest of 12% in 2005. The Sr. Notes were due to mature on January 2009 and accrued interest at 10%. The GE Capital loan had a maturity of December 2004, and a minimum interest rate of 8%.

These facilities are being replaced by a loan from Red Capital, as lender for Fannie Mae, in the amount of $38.4 million and a new loan from GE Capital in the amount of $50 million.

The loan from Red Capital has a fixed interest rate of 6.24%, and matures in 10 years. The loan from GE is comprised of a $35 million term loan and a $15 million revolving loan, both of which accrue interest at LIBOR plus 4.0% and have an initial interest rate of 5.75%. The term loan matures in 5 years, and the revolving loan matures in 2 years but may be extended annually thereafter. Each of the loans are to subsidiary companies and are non-recourse to ALC, subject to a limited guaranty by ALC. The Company's weighted average interest rate is expected to decrease from 7.36% in 2003 to 5.76% in 2004, based on the initial GE interest rate, which is subject to change.

Under the terms of the Junior and Senior Indentures, all of the Junior and Senior Notes are being redeemed and final payment of all principal and interest will be made on or about January 30, 2004. In addition, the Indentures are being legally defeased, satisfied and discharged. The Company expects to record a charge in the 4th quarter of 2003 for approximately $3.0 million in connection with the write off of deferred finance and other costs associated with the Notes and the old GE Capital facility.

"We are very pleased with the new loans, which essentially complete the restructuring of our balance sheet by replacing the agreements that the Company entered into upon emerging from bankruptcy in 2002" said Steven Vick, Chief Executive Officer. "Completion of these transactions will not only lower our interest expense substantially, but will provide increased financial flexibility."

ALC owns, leases and operates 177 assisted living residences with 6,838 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. The Company has operations in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.
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CONTACT INFORMATION:
Steven L. Vick, President and Chief Executive Officer
(214) 424-4001
svick@alcco.com

Web address: www.assistedlivingconcepts.com

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words "will," "believes," "anticipates," "estimates," "intends," "expects," "should," "could," and words of similar import, are forward looking statements. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy,
(iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) our ability to extend or renegotiate our current debt agreements. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.